Exhibit 99.1

[GRAPHIC OMITTED]                                                           NEWS


FOR RELEASE: Wednesday, May 23, 2001

               Charter Communications Prices Class A Common Stock
                     and Convertible Senior Notes Offerings


        ST. LOUIS - Charter Communications, Inc. (Nasdaq: CHTR), today announced the pricing of its issuance of approximately 52.4 million shares of Class A common stock, and $550 million of Convertible Senior Notes due 2006 (the "Notes"). These offerings were announced in a press release May 15, 2001.
        Charter will issue approximately 52.4 million shares of Class A common stock at $21 per share. The Notes will have an annual interest rate of 4.75%, payable semi-annually, and will be convertible into Class A common stock at a conversion price of $26.25 per share. The company may also issue up to approximately 7.9 million additional shares of Class A common stock, and an additional $82.5 million of Notes pursuant to over-allotment options granted to the underwriters of the offerings.
        The net proceeds of the Class A common stock and Notes offerings are expected to be used to pay the portion of the purchase price for the acquisition of AT&T Broadband cable systems that was originally to be paid in Charter Class A common stock. That transaction was announced February 2001. The remaining net proceeds of these offerings are expected to be used for working capital purposes and capital expenditures.
        This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the Class A common stock or the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
        With nearly 6.4 million customers, Charter Communications, a Wired World Company(TM), is among the nation's largest broadband communications companies. Charter offers a full range of advanced broadband services to the home, including cable television under the

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Charter, page two...


Charter Cable TV brand; advanced digital video programming services under the Charter Digital Cable(TM) brand; and high-speed Internet access via Charter Pipeline(TM). Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(TM) brand. Advertising sales and production services are sold under the Charter Media(TM) brand.



Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.


CONTACTS:
Media                                       Analyst
Andy Morgan, 314-543-2217                   Mary Jo Moehle, 314-543-2397
amorgan@chartercom.com                      mmoehle@chartercom.com